UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 10, 2010

Golden Eagle International, Inc.
(Name of small business issuer as specified in its charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2010, Golden Eagle International, Inc. (“we,” “us” or “our”) delivered irrevocable powers of attorney to an unaffiliated, privately held Swiss corporation, transferring control of our Bolivian operations to that Swiss corporation. This definitive transfer of control was the result of a contract that we entered into on February 26, 2010, but which did not become effective until the delivery of the irrevocable powers of attorney on March 10, 2010.

Our grant of the irrevocable powers of attorney to the Swiss corporation within the contract terms is intended to be a bridging transaction, with the completion of the transfer of the shares of our Bolivian subsidiary to the Swiss corporation expected to occur in the near future.

As a condition of the grant of the powers of attorney to the Swiss corporation, that company paid $112,000 on March 1, 2010 for claims fees to maintain Golden Eagle’s concessions in eastern Bolivia. In the overall transaction, and with the payment of certain of the consideration subject to the completion of the transaction, the Swiss corporation also agreed to pay $200,000 in cash on various Golden Eagle obligations in Bolivia; to assume certain Golden Eagle obligations in Bolivia in an estimated amount of $200,000; and to provide $50,000 directly to Golden Eagle in the United States.

In addition, the Swiss corporation will pay Golden Eagle a 3% net smelter return of up to $3 million. The net smelter return will be on a quarterly basis if and when mineral production is achieved from the mining concessions owned by the Bolivian subsidiary.

Golden Eagle has agreed to indemnify the Swiss corporation regarding any other past debts and obligations that are not part of the agreement between the parties if those obligations are not the product of social or political issues. The Swiss corporation has agreed to indemnify Golden Eagle against future debts and obligations, and has further agreed to make available to Golden Eagle certain former Bolivian employees of Golden Eagle and certain records to assist Golden Eagle to comply with its reporting obligations.

Section 8 – Other Events

Item 8.01 Other Events.

We distributed a press release on March 16, 2010 announcing and describing the transaction covered above in Section 1, Item 1.01, which is attached as exhibit 99.1 to this Current Report.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 16, 2010.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of March, 2010.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer